EXHIBIT 3.213
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:01 AM 08/23/2002
020534649 — 3561898
CERTIFICATE OF LIMITED PARTNERSHIP
FOR
ARMC, L.P.
THIS CERTIFICATE OF LIMITED PARTNERSHIP is filed pursuant to § 17-201 of the Delaware Revised Uniform Limited Partnership Act (the “Act”), in connection with the formation of a limited partnership (the “Partnership”) pursuant to the Act.
Name of Partnership. The name of the Limited Partnership is ARMC, L.P.
Registered Agent and Office. The registered agent of the Partnership is Corporation Service Company. The address of the Partnership’s registered office is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808, which is the business office of the registered agent.
General Partner. The name and address of the general partner of the Partnership are as follows:
Triad-ARMC, LLC
13455 Noel Road, 20th Floor
Tower II
Dallas, TX 75240
Effective Date. This Certificate of Limited Partnership shall be effective on the date of filing with the Secretary of State.
The undersigned does affirm, under the penalties of perjury, that to the best of my knowledge and belief the facts stated in the Certificate are true.
Triad-ARMC, LLC,
the General Partner of ARMC, L.P.
By: /s/Donald P. Fay
Name: Donald P. Fay
Title: Executive Vice President